Exhibit 5.1
October 18, 2007
Targa Resources Partners LP
1000 Louisiana, Suite 4300
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as counsel to Targa Resources Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to an aggregate of 14,375,000 common units representing limited partner interests in the Partnership (the “Common Units”) under the Registration Statement on Form S-1 (File No. 333-146436) (the “Prior Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “Commission”) on October 18, 2007, and of an additional 1,150,000 Common Units (the “Additional Common Units”) having an aggregate public offering price of up to $30,900,500 covered by the Registration Statement on Form S-1, which is to be filed pursuant to Rule 462(b) under the Securities Act (the “462(b) Registration Statement,” together with the Prior Registration Statement, the “Registration Statements”).
     As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), partnership records and documents, certificates of partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.
     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:
     1. The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act.
     2. The Additional Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the 462(b) Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.
     The foregoing opinion is limited to the laws of the United States of America, the Constitution of the State of Delaware and the Delaware Act, as interpreted by federal courts and the courts of the State of Delaware.
     We hereby consent to the use of this opinion in the 462(b) Registration Statement constituting a part of the Registration Statements. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
Very truly yours,
/s/ VINSON & ELKINS L.L.P.

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